Exhibit 99.1

Renaissance Capital Growth & Income Fund III, Inc.
Announces Appointment of New Board Member

Dallas, Texas, March 8, 2005, Renaissance Capital Growth & Income Fund III, Inc., (OTC:RENN), a business development company, has announced the appointment of J. Philip McCormick, CPA to the company’s Board of Directors. Mr. McCormick will also serve on the audit committee of the Board.

“The Board of Directors is very pleased to have the background and experience of Mr. McCormick,” stated Russell Cleveland, President of the company. “He is a seasoned executive with both operating and financial experience in leadership roles. Mr. McCormick was a senior financial executive of three public companies and a partner and member of the Board of Directors of KPMG, the worldwide public accounting firm.”

Since 1999 Mr. McCormick has been an independent investor, corporate adviser and on the Board of Directors of several companies. Most recently he chaired the audit committee of Advanced Neuromodulation Systems Inc., which was acquired by St. Jude Medical in the fall of 2005. Mr. McCormick is currently a director of Unaka Company, a privately owned manufacturer and packaging company. Additionally he is Chairman of The Texas A&M Kingsville Foundation and is a senior advisor to Stonehenge Capital Company, LLC, a private equity firm.

About Renaissance Capital Growth & Income Fund III, Inc.

Renaissance Capital Growth & Income Fund III, Inc. is a closed-end Business Development fund concentrating on investing in emerging publicly owned growth companies, primarily through private placements of convertible securities. The Fund seeks long-term capital appreciation and current income by investing in emerging growth companies. The Fund’s current Portfolio consists of investments in 23 businesses in various industries. The Fund has paid its investors a total of $13.51 per share in cash distributions since its initial public offering in 1994 at $10.00.

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Forward Looking Statements

Renaissance Capital Growth & Income Fund III, Inc. is a business development company concentrating on investing in emerging growth companies, including investment in private placements of convertible securities. This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com.

Investor Contact:	Media Relations Contact:
RENN Capital Group, Inc.	Chris Rosgen
Michelle Sparks: 214-891-8294	Capital Market Relations
corpfin@rencapital.com	(949) 481-9739

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8080 N. Central Expressway     Suite 210-LB 59     Dallas, Texas 75206-1857
214-891-8294     214-368-4629     FAX: 214-891-8291